Exhibit 99.29


 Hydromer, Inc. Enters into 5 Year Supply Agreement for Anti-Fog Coating


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Aug. 23, 2007--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSE), announces that it has entered into a Supply Agreement with a large Western European Aircraft Systems manufacturer. The proprietary Hydromer Anti-fog coating solution will be applied on Quick Donning Oxygen masks for flight crews. These masks will be Hydromer coated to reduce the possibility of lens fogging which could adversely affect the performance of the flight crew during an emergency and will available to global civilian and military flight crews.

    Under this agreement, Hydromer, Inc. has agreed to provide the client with a certain anti-fog formulation for a 5 year period and the client has agreed that Hydromer, Inc. would be their sole provider of anti-fog solutions for this specific device application.

    "After a lengthy and thorough evaluation process, our confidential client had determined that the Hydromer anti-fog coating was the optimal coating technology to be used for their mission critical device." remarked Martin von Dyck, Executive Vice President of Hydromer, Inc., adding "Our anti-fog coating is currently being used on various aircraft cockpit windows and this agreement increases our presence in the technology driven aerospace marketplace."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Martin C. Dyck, 908-722-5000
             Executive Vice President